Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation
Beatle Properties Limited	Gibraltar
Glaudio Belgium BVBA	Belgium
Glaudio Fashion B.V.	Netherlands
howies Limited	England and Wales
IPATH Footwear Inc.	Delaware
Smartwool LLC	Colorado
Smartwool Consumer Direct Corporation	Colorado
The Recreational Footwear Company	Cayman Islands
The Timberland Company (Asia Pacific) Pte. Ltd.	Singapore
Timberland Asia LLC	Delaware
Timberland Aviation, Inc.	Delaware
Timberland Canada Co.	Canada
Timberland España, S.L.	Spain
Timberland Europe B.V.	Netherlands
Timberland Europe, Inc.	Delaware
Timberland Europe Services Ltd.	United Kingdom
Timberland (Gibraltar) Holding Limited	Gibraltar
Timberland GmbH	Austria
Timberland Holding Luxembourg S.àr.l.	Luxembourg
Timberland Hong Kong Limited	Hong Kong
Timberland HK Trading Limited	Hong Kong
Timberland IDC Ltd.	United Kingdom
Timberland International, Inc.	Delaware
Timberland Italy Srl.	Italy
Timberland Japan, Inc.	Japan
Timberland Lifestyle Brand Malaysia Sdn.Bhd.	Malaysia
Timberland Luxembourg Finance S.àr.l.	Luxembourg
Timberland Luxembourg Holding Asia S.àr.l.	Luxembourg
Timberland Luxembourg Holding Europe S.àr.l.	Luxembourg
Timberland Management Services GmbH	Switzerland
Timberland Netherlands Holding B.V.	Netherlands
Timberland Netherlands, Inc.	Delaware
Timberland Retail, Inc.	Delaware
Timberland SAS	France
Timberland Spain S.àr.l.	Luxembourg
Timberland Switzerland GmbH	Switzerland
Timberland Switzerland Holding GmbH	Switzerland
Timberland Taiwan LLC	Delaware
Timberland Taiwan Limited	Taiwan
Timberland Trading (Shanghai) Company Limited	China
Timberland Trading Switzerland GmbH	Switzerland
Timberland (UK) Ltd.	United Kingdom
Timberland World Trading GmbH	Germany